Exhibit 10.25

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 28th day of September 2004 (the “Effective Date”), by and among Midwest Banc Holdings, Inc. (the “Company”), Midwest Bank and Trust Co. (the “Bank,” and together with the Company, the “Employer”) and James J. Giancola (“Executive”) (the signatories to this Agreement will be referred to jointly as the “Parties”).

WITNESSETH:

     WHEREAS, Employer wishes to assure itself of the services of Executive for the term of this Agreement; and

     WHEREAS, Executive has agreed to provide his services to Employer on the terms and conditions set forth in this Agreement; and

     WHEREAS, both Employer and Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and Employer agree as follows:

     1. Term of Employment. This Agreement is effective as of the Effective Date and shall continue in effect through December 31, 2009 (the “Initial Period”), unless terminated pursuant to Section 4. At the end of the Initial Term of this Agreement, the Agreement shall automatically renew for successive one-year terms, unless Employer provides written notice to Executive within ninety (90) days prior to the expiration of the then current term. Such Initial Term and all subsequent terms shall be referred to herein as the “Term of Employment.”

     2. Duties and Authority.

          (a) During the Term of Employment, Executive shall serve as Chief Executive Officer and President of both Company and Bank. Executive shall perform in a professional manner the authorized and customary duties for the position and such other reasonable duties and responsibilities as the Board of Directors of Bank and/or Company (the term “Board of Directors” as used in this Agreement shall mean the Board of Directors of Company, unless specifically stated otherwise) may assign to Executive from time to time, which duties shall include, but not be limited to the following:

               (i) Executive shall provide administrative and management_services to Company as are customarily performed by persons in similar executive positions;

               (ii) Executive shall oversee the daily operation of Bank and all subsidiary activities related to and controlled by Employer;

               (iii) Executive shall carry out and implement all proper directions and instructions of the Board of Directors that conform with reasonable and sound banking practices;

               (iv) Executive shall use his best efforts to operate Employer so as to meet the growth and financial projections and budgets established and approved by the Board of Directors, assuming such projections and budgets shall be reasonable and realistically attainable under the conditions which then exist both in Employer and local and national financial markets; and

               (v) Executive shall use his best efforts to avoid any action that might materially damage, harm or discredit the reputation of Employer, its shareholders, or its Boards of Directors.

          (b) Notwithstanding the provisions of Section 2(a), the duties and responsibilities of Executive may be changed and modified from time to time by Company at its discretion. Upon changes and modifications to Executive’s duties and responsibilities, Executive’s employment with Employer shall continue to be governed by the terms of this Agreement.

               (i) From the Effective Date through December 31, 2004, Executive shall devote a substantial portion of each month (exclusive of holidays) to the attention of the business operations of Employer in such manner as the Board of Directors and Executive agree.

               (ii) Beginning January 1, 2005 and continuing during the Term of Employment, Executive shall devote Executive’s best efforts and entire productive time, ability and attention to the business operations of Employer, and shall not, without the written consent of Employer, directly or indirectly, alone or as a partner, officer, director, stockholder, employee, or consultant of any other person, entity, association, agency, organization, or institution, engage in any other business or profession which would necessitate Executive’s giving any portion of his time and effort to such activity. Executive shall at all times faithfully, with diligence and to the best of Executive’s ability, experience, and talent, perform all the duties that may be required of and from Executive pursuant to the express and implicit terms hereof to the reasonable satisfaction of Employer.

               (iii) Executive shall become informed to the best of his ability of current developments in the banking industry applicable to Employer and shall attend such banking seminars and schools as he or the Board of Directors deems appropriate to keep apprised of laws, regulations, policies and procedures that affect Employer and its operations. These activities will be at the Employer’s cost and on its time. Executive shall serve on such committees of Employer as the Board of Directors may determine from time to time. Executive shall at all times be subject to the direction and control of the Board of Directors, and all acts of Executive in the performance of his duties hereunder shall be carried out in conformity with the policies, directions and limitations as from time to time established by the Board of Directors. Promptly after the Effective Date, Executive shall change his primary domicile from Incline Village, Nevada to the Chicago, Illinois metropolitan area in connection with the performance of his duties hereunder. Executive shall not be required to engage in any activities or exercise any powers or authority that has the effect of violating any federal, state or local laws or regulations.

     3. Compensation and Benefits. All payments of compensation to Executive shall be payable in accordance with Employer’s ordinary payroll and other policies and procedures.

          (a) Base Salary.

               (i) From the Effective Date through December 31, 2004, Employer shall pay Executive a base monthly salary of $1,000, prorated for the actual period of service. Employer shall also reimburse Executive for his reasonable costs of travel to and from his domicile in Tucson, Az. And reasonable temporary living expenses consistent with the fulfillment of his duties to Employer pursuant to this Agreement.

               (ii) Beginning January 1, 2005 and continuing during the Term of Employment, Employer shall pay Executive a base salary of $535,000 per full calendar year (“Base

Salary”), appropriately prorated for partial months at the commencement and end of the term of this Agreement. Employer shall review the amount of such Base Salary no less often than annually. Any salary adjustment (whether increased or decreased) shall be based on: (i) Executive’s performance since Executive’s last review; (ii) the performance and profitability of the Employer; and (iii) the Employer’s salary policy effective at the time of any such salary review and adjustment. Employer shall have the right to deduct from payment of all compensation to Executive hereunder any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by Executive.

          (b) Annual Cash Incentive Compensation. Executive, if employed on the last day of the calendar year for which any bonus as determined by the Board of Directors is being awarded, shall be eligible for performance-based annual cash incentive compensation (no greater than 70% of Executive’s Base Salary) and/or stock awards as determined by the Board of Directors in accordance with mutually agreed upon goals and objectives established by the Board of Directors in January of each calendar year this Agreement is in force and effect.

          (c) Participation in Employee Benefit Programs. Executive shall be entitled to participate in any benefit programs, including health insurance benefits, applicable to all employees of Employer or to executive employees of Employer in accordance with Employer policy and the provisions of said benefit plans. This Agreement, which provides certain additional benefits, does not preclude Executive’s participation in such other plans of Employer.

          (d) Executive Vacation Allocation. Beginning January 1, 2005, Executive shall be allocated a minimum of four (4) weeks paid vacation annually. If vacation time is unused, unused vacation time may accumulate and be used at a future date as deemed appropriate by Executive and Employer. If the Executive has accumulated vacation at time of termination, accumulated vacation time will be paid to Executive as regular pay using his Base Salary in effect at the time of termination, prorated on a weekly basis.

          (e) Restricted Stock. As of January 1, 2005, the Company shall grant to Executive 150,000 restricted shares of common stock of the Company subject to such restrictions and limitations as are commonly applied to such stock and as agreed by the Board of Directors. The stock certificate issued pursuant to this Section may contain additional terms and restrictions not inconsistent with this Agreement or any restricted stock plan of the Company then in existence and under which the restricted stock pursuant to this Section is issued. Thirty thousand (30,000) shares granted under this Section shall be fully vested as of January 1, 2005, and the remaining shares granted under this Section shall vest 30,000 on each of January 1, 2006, 2007, 2008 and 2009 so long as Executive is employed pursuant to this Agreement on the last day of the calendar year preceding each such date.

          (f) Stock Options. As of January 1, 2006, the Company shall grant to Executive options to purchase up to 100,000 shares of common stock of the Company based on performance standards to be determined by the Board of Directors for the year 2005. All stock options granted under this Section shall expire ten years following the date of grant, have an exercise price equal to the fair market value of the common stock of the Company at the time of issuance, and be evidenced by a stock option agreement which may contain additional terms and restrictions not inconsistent with this Agreement or any stock option plan of the Company then in existence and under which options pursuant to this Section are issued.

          (g) Vehicle Allowance. At Employer’s election, (i) Employer shall provide Executive with the use of a company-owned automobile or (ii) Employer shall reimburse Executive, for Executive’s transportation to and from the offices of Employer and for use in engaging in activities in the name of or for the benefit of Employer. Additionally, Employer shall pay or reimburse Executive for reasonable gas, road tolls and automobile property insurance costs associated with the vehicle designated for use by the Executive.

          (h) Reimbursement of Expenses. During the Term of Employment, Employer shall promptly pay all reasonable expenses incurred by Executive for all reasonable travel and other business related expenses incurred by him in performing his obligations under this Agreement in accordance with Employer’s travel and business expense policy, such expenses to be reviewed by the Board of Directors on a periodic basis. In addition, Employer shall pay for Executive’s reasonable moving expenses ( including real estate commissions, attorneys’ fees and real estate settlement costs) from his personal residence in Tucson, Arizona to the Chicago, Illinois metropolitan area, upon Executive’s presentation of such records and information as Employer may reasonably request.

               (i) Compensation After Termination.

               (i) If the Term of Employment is terminated (i) by Employer for cause or due to the death or disability of Executive, (ii) by Executive or (iii) through expiration of the Term of Employment, Employer shall have no further obligations hereunder or otherwise with respect to Executive’s employment from and after the termination or expiration date (except payment of Executive’s Base Salary accrued through the date of termination or expiration) and Employer shall continue to have all other rights available hereunder.

               (ii) If the Term of Employment is terminated by the Employer without cause, Executive shall be entitled to receive as severance pay (in addition to the payment of the Base Salary through the date of termination) an amount using the following schedule:

Years of Service	% of Base Salary
1	0%
2	60%
3	70%
4	80%
5	100%

Employer will pay such severance payment to Executive within thirty (30) days of the end of the Term of Employment; provided, however, if the severance payment to Executive would cause Employer to contravene any law, regulation or policy applicable to Employer, Employer and Executive agree that such severance payment shall be made to the extent permitted by law, regulation and policy, and the remainder of such severance payment shall be made from time to time at the earliest time permitted by law, regulation and policy. After the 30th day following the end of the Term of Employment, the outstanding severance payment shall, until paid, bear interest per annum at the prime lending rate as published in The Wall Street Journal on the 31st day following the end of the Term of Employment. In addition, until Executive reaches age 65 or his earlier death, the Employer shall at Executive’s expense continue on behalf of the Executive and his spouse and dependents medical, dental, and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the termination hereunder or (y) to other similarly situated executives who continue in the employ of the Employer. The Employer’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This provision shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans, programs, or practices following the Executive’s termination of employment, including, without limitation, retiree medical and life insurance benefits. Except as otherwise specifically provided herein, Employer shall have no other obligations hereunder or otherwise with respect to Executive’s employment from and after the termination or expiration date, and Employer shall continue to have all other rights available hereunder.

               (iii) No termination under Section 4 shall terminate or adversely affect any rights of Executive then vested under any disability, stock option, restricted stock or other benefit program of Employer.

          (j) Club Fees. During the period of the Executive’s employment, Employer shall pay up to $60,000 for the Executive to join the club of his choice and will reimburse the Executive for dues to such club not to exceed $500 per month. The Executive agrees to use the club as entertainment for selected Employer clients.

          (k) Fair and Adequate Compensation. Employer and Executive acknowledge that such compensation and the other covenants and agreements of Employer contained herein are fair and adequate compensation for Executive’s services and for the covenants described below.

     4. Termination.

          (a) Death. If Executive dies during the Term of Employment and while in the employ of Employer, this Agreement shall automatically terminate and Employer or Company shall have no further obligation to Executive or his estate under this Agreement (other than death benefits payable under the benefit plans referenced in Section 3(c) or 3(d)), except that Employer shall pay Executive’s estate that portion of Executive’s Base Salary under Section 3(a) accrued through the date on which Executive’s death occurred. Such payment of Base Salary to Executive’s estate shall be made in the same manner as other payroll obligations of the Employer.

          (b) Disability.

               (i) Employer may terminate this Agreement if, during the Term of Employment, Executive shall be prevented from performing his duties hereunder by reason of becoming disabled. For purposes of this Agreement, the term “disabled” shall have the meaning set forth in Employer’s long term disability plan or, if Employer has no long term disability plan in effect at the time of the Executive’s disability, shall mean that Executive has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing the essential functions of his duties under this Agreement for a continuous period of six (6) months, as determined by Employer upon the advice of a qualified physician. In the event a dispute arises between Executive and the Employer concerning Executive’s physical or mental ability to continue or return to the performance of his duties, Executive shall submit to examination by a competent physician mutually agreeable to both parties. The physician’s opinion as to the Executive’s capability to perform his duties will be final and binding. During any period prior to termination during which the Executive fails to perform his duties as a result of incapacity due to physical or mental illness, Executive shall continue to receive his full salary at the rate then in effect for such period until his employment terminates pursuant to this Section 4(b), provided that payments so made to Executive during such period shall be reduced by the sum of the amounts, if any, payable to Executive under any disability benefit plans of Employer that were not previously applied to reduce such payment.

               (ii) In the event of a termination pursuant to this Section 4(b), Employer shall be relieved of all its obligations under this Agreement, except that Employer shall pay to Executive, or his estate in the event of his subsequent death, Executive’s Base Salary under Section 3(a) through the date on which such termination shall have occurred, reduced during such period by the amount of any benefits received by Executive under any disability policy maintained by Employer and any death benefits payable under the benefit plans referenced in Section 3(c) or 3(d). All such payments to Executive or his estate shall be made in the same manner as other payroll obligations of Employer.

          (c) Discharge for Cause. At any time during the Term of Employment, Employer may discharge Executive for cause and terminate this Agreement by delivering to Executive a written notice of discharge. The notice of discharge shall set forth the reasons for Executive’s termination for cause. For purposes of this Agreement, “cause” shall be defined as the occurrence of any of the following events:

               (i) The determination by the Board of Directors in the exercise of its reasonable judgment, after consultation with its legal counsel, that Executive has committed an act or acts constituting (A) a felony or other crime, whether a felony or a misdemeanor, involving moral turpitude, dishonesty or theft, (B) dishonesty or disloyalty with respect to Bank or Company, or (C) fraud;

               (ii) The determination by the Board of Directors in the exercise of its reasonable judgment, that (i) the Executive has failed to follow the policies adopted by the Board of Directors; (ii) that Executive has failed to meet the performance goals established in writing by the Board of Directors in January of each calendar year this Agreement is in effect; or (iii) that Executive has engaged in such actions or omissions that would constitute unsafe or unsound banking practices;

               (iii) The determination by the Board of Directors in the exercise of its reasonable judgment, after consultation with its legal counsel, that Executive has committed a breach or violation of this Agreement, and fails to cure such breach or violation within thirty (30) days after written notice to Executive by Employer specifying in reasonable detail the alleged breach or violation;

               (iv) The determination by the Board of Directors, after consultation with its legal counsel, that Executive (A) has engaged in gross misconduct in the course and scope of his employment with Employer including indecency, immorality, gross insubordination, dishonesty, unlawful harassment or discrimination, use of illegal drugs, or fighting or (B) committed a willful act or any grossly negligent act, or the willful or grossly negligent omission to act, which is intended to cause, has caused or is reasonably likely to cause, material harm to Employer (including harm to its business reputation); or

               (v) In the event Executive is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over Bank or Company. For purposes of this Agreement, Executive shall not be deemed to be in breach of this Agreement for his failure to substantially perform his duties under this Agreement where such failure results because Executive has becomes disabled within the meaning of Section 4(b). In such cases, termination of Executive shall be governed by the provisions of Section 4(b).

          (d) Discharge without Cause. At any time during the Term of Employment, Employer shall be entitled to terminate Executive’s employment and this Agreement “without cause,” by providing him with a written notice of termination at least sixty (60) days in advance of the effective termination date. Any termination of this Agreement which is not for cause, as defined above in Section 4(c), or which does not result from the death or disability of Executive, as set forth in Sections 4(a) or 4(b) respectively, or a constructive discharge as set forth in Section 4(e), respectively, shall be deemed to be a termination without cause.

          (e) Resignation. Executive shall be entitled to terminate this Agreement by providing Employer with a written notice of resignation at least ninety (90) days prior to the intended resignation date. Upon Executive’s resignation, he shall be entitled to receive any Base Salary which has been earned by him through the effective date of such resignation. In lieu of having Executive work for Employer through the effective date of the resignation, Employer may terminate this Agreement immediately; however, Employer shall still pay Executive amounts to which he would otherwise be entitled through the effective date of such resignation. Upon the effective date of Executive’s resignation, Executive shall not be entitled to receive any other compensation or benefits as provided in the individual benefit plans or agreements. Executive has the right to purchase health insurance at his own expense through age 65.

     5. Non-Disclosure and Confidentiality.

          (a) Executive acknowledges that, by the nature of his duties, he will or may have access to and become informed of confidential, proprietary, and highly sensitive information relating to Employer and which is a competitive asset of Employer, including, without limitation, information pertaining to: (i) the identities of Employer’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of Employer’s existing and prospective customers or clients; (iii) financial information about Employer; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, Employer’s employees; (vi) the identities of and pricing information about Employer’s suppliers and vendors; (vii) training programs developed by Employer; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) Employer’s financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of Employer and its suppliers and vendors; and (xiv) computer programs and software developed by Employer or its consultants.

          (b) The term Proprietary Information does not include information or know-how which: (i) is in Executive’s possession prior to its disclosure to him by Employer (as shown by competent written evidence in Executive’s files and records immediately prior to the time of disclosure); (ii) is available to the general public other than through any inaction or action (whether or not wrongful) on Executive’s part; or (iii) is approved for release by written authorization of the Employer.

          (c) Executive agrees not to: (i) use, at any time, any Proprietary Information for his own benefit and for the benefit of another; or (ii) disclose, directly or indirectly, any Proprietary Information to any person who is not a current employee of Employer, except in the performance of the duties assigned to Executive in this Agreement, at any time prior or subsequent to the termination of his employment with Employer, except as such disclosure may be required by law. Executive further agrees not to make copies of any Proprietary Information, except in the performance of the duties assigned to him in this Agreement.

     6. Return of Employer Property. Executive acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to Employer’s business, and any and all other documents containing Proprietary Information furnished to Executive by any representative of Employer or otherwise acquired or developed by Executive in connection with his association with Employer (collectively, “Recipient Materials”) shall at all times be the property of Employer. Within twenty-four (24) hours of the termination of his employment with Employer, Executive shall return to Employer any Recipient Materials which are in his possession, custody or control.

     7. Non-Solicitation of Customers/Clients.

          (a) Executive acknowledges that the special relationship of trust and confidence between him, Employer, and its clients and customers creates a high risk and opportunity for Executive to misappropriate the relationship and goodwill existing between Employer and its clients and customers. Executive further acknowledges and agrees that it is fair and reasonable for Employer to take steps to protect itself from the risk of such misappropriation. Executive further acknowledges that, at the outset of his employment with Employer and/or throughout his employment with Employer, Executive will be provided with access to and informed of Employer’s Proprietary Information, which will enable him to benefit from Employer’s goodwill and know-how.

          (b) Executive acknowledges that it would be inevitable in the performance of his duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with Employer, or which intends to or may compete with Employer, to disclose and/or use Employer’s Proprietary Information, as well as to misappropriate Employer’s goodwill and know-how, to or for the benefit of such other person, association, entity, or company. Executive also acknowledges that, in exchange for the execution of the non-solicitation restriction set forth in this Section 7, he has received substantial, valuable consideration. Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth in this Section.

          (c) Ancillary to the enforceable promises set forth in this Agreement, as well as to protect the vital interests described in those Sections, Executive agrees that, while he is employed by Employer and for a period of two (2) years following the termination of his employment with the Employer, regardless of the reason for such termination, Executive will not, without the prior written consent of Employer, directly or indirectly, alone or for his own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, consultant, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity:

               (i) solicit the banking business of any current customers of the Employer;

               (ii) acquire, charter, operate or enter into any franchise or other management agreement with any financial institution;

               (iii) serve as an officer, director, employee, agent or consultant to any financial institution, or

               (iv) establish or operate a branch or other office of a financial institution within the city limits of or having its main office or a branch within fifty (50) miles of the main office of Bank or any of its branches.

Executive agrees that the restriction set forth above is ancillary to an otherwise enforceable agreement, is supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by this Section are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of Employer. Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non-solicitation agreement set forth in this Section does not meet the criteria set forth by applicable law, this Section may be reformed by the court and enforced to the maximum extent permitted under applicable law. Executive understands that his obligations under this Section shall not be assignable by him.

     8. Non-Solicitation of Employees. Executive agrees that, as part of his employment with Employer, he will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of the Employer’s employees. Executive agrees to maintain the confidentiality of such information. He further covenants and agrees that, for a period of two (2) years subsequent to the termination of his employment with Employer, whether such termination occurs at the insistence of himself or Employer, he shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of Employer, nor shall he contact or communicate with any other employees of Employer for the purpose of inducing other employees to terminate their employment with Employer. For purposes of this covenant, “other employees” shall refer to employees who were employed by, or doing business with, Employer within twelve (12) months of the time of the attempted recruiting or hiring.

     9. Independent Covenants. Executive acknowledges that the covenants set forth in Sections 5, 7 and 8 are material conditions to Employer’s willingness to execute and deliver this Agreement and to provide Executive the compensation and benefits and other consideration provided hereunder. The parties agree that the existence of any claim or cause of action of Executive against Employer, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by Employer of such covenants. It is specifically acknowledged that the period of one year following the termination of employment stated in Sections 7 and 8, during which the agreements and covenants of Executive made in such sections are effective, is to be computed by excluding from such computation any time during which Executive is in violation of any provision of Sections 7 and 8. The covenants contained in Sections 5, 7 and 8 will not be affected by any breach of any other provision hereof by any party hereto. In addition, Executive’s obligations under Sections 5, 7 and 8 shall survive the termination of this Agreement and Executive’s employment with Employer. Executive’s obligations under Sections 5, 7 and 8 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to Employer under general legal or equitable principles, or other Employer policies.

     10. Remedies. In the event that Executive violates any of the provisions set forth in Sections 5, 7 and 8 of this Agreement, Executive acknowledges that Employer will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages. Consequently, Executive acknowledges and agrees that Employer shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation. Executive further acknowledges and agrees that this injunctive relief shall be in addition to any other legal or equitable relief to which Employer would be entitled.

     11. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis. However, if at any time Executive seeks to challenge any provision of this Agreement as unclear, unenforceable or inapplicable to any competitive activity in which Executive intends to engage, Executive shall first notify the Employer in writing and meet with a representative of the Employer and a neutral mediator (if the Employer elects to retain one, at its expense) to discuss the resolution of any disputes between the parties. Executive shall provide this notification at least fourteen (14) days before Executive engages in any activity that could foreseeably fall within the scope of any of the provisions set forth in Section 5, 7 or 8 of this Agreement. The failure to comply with this requirement shall operate as a waiver by the Executive to challenge the reasonable scope, clarity, applicability or enforceability of Sections 5, 7 or 8 of this Agreement. All rights of Executive and the Employer will be preserved if the early resolution conference requirement is complied with, even in the event that no agreement is reached as a result of the conference.

     12. Arbitration.

          (a) Executive recognizes that differences may arise between him, the Employer, and the Company during or following his employment with Employer, and that those differences may or may not be related to his employment. Executive acknowledges that by entering into this Agreement, he anticipates gaining the benefits of a speedy, impartial dispute-resolution procedure for resolving any and all disputes between himself and Employer. Notwithstanding Section 18 hereof, this Section 12 shall be governed by the Federal Arbitration Act and to the extent that it is inconsistent with Illinois law, it will supersede Illinois law relating to the arbitrability of any disputes.

          (b) Executive and Employer consent to the resolution by final and binding arbitration of any claim, controversy, or dispute (“claim(s)”) between Executive and Employer, whether or not such claims arise out of or relate to his employment by Employer, in accordance with the Employment Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises. The claims covered by this Section include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims (including, but not limited to, invasion of privacy, intentional infliction of emotional distress, assault, battery, fraud, negligence, gross negligence, negligent hiring or retention); claims of discrimination (including, but not limited to, race, gender, sexual harassment, religion, national origin, age, marital status, or medical condition, handicap or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following paragraph.

          (c) Executive and Employer understand that claims for workers’ compensation or unemployment compensation benefits are not covered by this Agreement. Moreover, although Executive is prohibited from filing a lawsuit concerning claims covered by this Agreement, Executive understands that this Section shall not prohibit him from filing a charge or complaint with any governmental agency. Finally, Executive understands that this Section 12 does not apply with respect to disputes relating to the operation of and the enforcement of Sections 5, 7 and 8 hereof.

          (d) Either party may initiate an arbitration proceeding by delivery of written notice to the other party hereto. Resolution of such dispute shall be resolved by a majority vote of a panel of three arbitrators. Within 30 days after giving or receiving a demand for arbitration, Employer and Executive shall each select one arbitrator. Such arbitrators shall be freely selected and the parties shall not be limited in their selection to any prescribed list. The arbitrators chosen by Employer and Executive shall, by mutual consent, select the third arbitrator. Except as otherwise agreed upon by the Parties, the arbitration shall convene in Chicago, Illinois.

          (e) The decision of the arbitrators shall be in writing and presented in separate findings of fact and law. The award of the arbitrators shall be final and binding on the parties from which no appeal maybe taken and an order confirming the award or judgment upon the award may be entered into in any court having jurisdiction there over.

          (f) Prior to the appointment of the arbitrator, Employer or Executive may seek provisional remedies, including, without limitation, temporary restraining orders and preliminary injunctions. After the appointment of the arbitrators, the arbitrators shall have sole authority to grant such provisional remedies as the arbitrators, in their sole discretion, deem necessary or appropriate.

          (g) The arbitrators shall have the authority to award any relief permitted by relevant federal or state statute, including, without limitation, back wages, front wages, actual damages, compensatory damages, punitive damages, attorneys’ fees, and costs associated with the arbitration proceeding. The arbitrators, in the award, may assess the fees and expenses of the arbitrators and of the arbitration proceeding and the witness and attorney’s fees of the parties or any part thereof, against either Employer or Executive or both of them, taking into account the circumstances of the case. Except as assessed by the arbitrators in the award, Employer and Executive shall each bear their own costs in connection with the arbitration proceeding. Notwithstanding the foregoing, Employer shall bear 100% of the aggregate fees and expenses of the arbitrators.

          (h) Executive and Employer acknowledge and agree that a party making a claim pursuant to or arising under this Section must give written notice of such claim within one (1) year of the occurrence of the event or conduct giving rise to the claim. Failure to give notice of any claim within one (1) year shall constitute a waiver of the claim, even if there is a federal or state statute of limitations which would have given more time to pursue the claim.

          (i) Except with respect to claims described in Section 12(c), Executive and Employer acknowledge and agree that the arbitrators, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Such arbitrators shall have jurisdiction to hear and rule on pre-hearing disputes, and are authorized to hold pre-hearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrators shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrators shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply to the arbitration proceeding.

     13. Goodwill. Executive acknowledges that Employer has developed, and will, over a period of time, continue to develop, significant relationships and goodwill between itself and its clients and customers by providing superior products and services. Executive further acknowledges that these relationships and this goodwill are a valuable asset belonging solely to Employer. Executive understands that Employer agrees to compensate him, as well as to reimburse him for reasonable and necessary business expenses incurred, while he builds and/or maintains business relationships and goodwill with Employer’s current and prospective clients and customers on a personal level. Executive acknowledges that the responsibility to build and maintain business relationships and goodwill with current and prospective clients and customers creates a special relationship of trust and confidence between him, Employer, and its clients and customers.

     14. Change in Control. Upon a Change in Control, whether or not Executive continues his employment, all of Executive’s outstanding stock options and other incentive awards from the Company in the nature of rights that may be exercised shall become fully exercisable, all restrictions on Executive’s outstanding awards of restricted stock shall lapse and the Employer shall pay to Executive a cash lump sum payment equal to 299% of his Base Amount as defined in section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (“Change in Control Payment”); provided, however, if the Change in Control Payment to Executive would cause the Employer to contravene any law, regulation or policy applicable to the Employer, the Employer and Executive agree that such Change in Control Payment shall be made to the extent permitted by law, regulation and policy, and the remainder of such Change in Control Payment shall be made from time to time at the earliest time permitted by law, regulation and policy. For purposes of this Agreement, “Change in Control” means:

          (a) a change in the ownership of the capital stock of the Bank or the Company, whereby a corporation, person, or group acting in concert (other than the current members of the boards of directors of the Company or the Bank or any of their descendants, the Company, the Bank, or any savings, pension or other benefit plan for the benefit of the employees of the Company or the Bank or subsidiaries thereof) (a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), holds or acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company or the Bank which constitutes fifty percent (50%) or more of the combined voting power of the Company’s or the Bank’s then outstanding capital stock entitled to vote generally in the election of directors;

          (b) the persons who were members of the board of directors of the Company or the Bank immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the board of directors of the Company or the Bank, as applicable;

          (c) the consummation by the board of directors of the Company or the Bank of a merger, consolidation or reorganization plan involving the Company or the Bank in which the Company or the Bank, as applicable, is not the surviving entity, or a sale of all or substantially all of the assets of the Company or the Bank. For purposes of this Agreement, a sale of all or substantially all of the assets of the Company or the Bank shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company or the Bank, as applicable, that have an aggregate fair market value equal to fifty percent (50%) or more of the fair market value of all of the respective gross assets of the Company or the Bank immediately prior to such acquisition or acquisitions;

          (d) a tender offer or exchange offer is made by any Person which is successfully completed and results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either fifty percent (50%) or more of the Company’s or Bank’s outstanding shares of common stock or shares of capital stock having fifty percent (50%) or more of the combined voting power of the Company’s or Bank’s then outstanding capital stock (other than an offer made by the Company or the Bank), and sufficient shares are acquired under the offer to cause such person to own fifty percent (50%) or more of the voting power;

          (e) a dissolution or liquidation of the Company or the Bank; or

          (f) any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in clauses (a)-(f); provided however that, a shareholder or shareholders may make the following transfers and such transfers shall be deemed not to be a Change in Control: (i) to any trust described in section 1361(c)(2) of the Code and that is created solely for the benefit of any shareholder or any spouse or lineal descendant of any shareholder; (ii) to any individual by bona fide gift; (iii) to any spouse or former spouse pursuant to the terms of a decree of divorce; or (iv) to any officer or employee of the Company or the Bank pursuant to any stock option or restricted stock plan established by the shareholders of the Company or the Bank.

     15. Notices. All notices, requests, consents and other communications to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by certified or registered mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by recognized overnight courier service the next day. Such notices, requests, consents and other communications shall be sent to the respective parties as follows: (i) if to Executive: James J. Giancola,    (ii) if to Bank: Midwest Bank and Trust Co.; and (iii) if to Company: Midwest Banc Holdings, Inc. Any Party hereto may designate a different address by providing written notice of such new address to the other Parties. Date of service of such notice shall be (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of a confirmation of a successful transmission), (ii) three business days after the date of mailing if sent by certified or registered mail or (iii) one business day after the date of delivery to the overnight courier if sent by overnight courier.

     16. Severability. The Parties acknowledge that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, Executive and Employer acknowledge that, in the event any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

     17. Complete Agreement; Modification. The Parties acknowledge and agree that this Agreement constitutes the complete and entire agreement between the parties; that each executed this Agreement based upon the express terms and provisions set forth herein; that, in accepting employment with Employer, Executive has not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement. The provisions hereof may not be altered, amended, modified, waived, or discharged in any way whatsoever, except by written agreement executed by Executive and Employer. No waiver shall be deemed a continuing waiver or a waiver of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

     18. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois, without giving effect to provision thereof regarding conflict of laws.

     19. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     20. Prior Agreements. Executive represents that his service as an employee of Employer will not violate any agreement: (i) he has made that prohibits him from disclosing any information he acquired prior to his becoming employed by Employer; or (ii) he had made that prohibits him from accepting employment with Employer or that will interfere with his compliance with the terms of this Agreement. Executive further represents that he has not previously, and will not in the future, disclose to Employer any proprietary information or trade secrets belonging to any previous employer. Executive acknowledges that Employer has instructed him not to disclose to it any proprietary information or trade secrets belonging to any previous employer.

     21. Voluntary Agreement. The Parties acknowledge that each has carefully read this agreement, that each has had an opportunity to consult with his or its attorney concerning the meaning, import and legal significance of this Agreement, that each understands its terms, that all understandings and agreements between Executive and Employer relating to the subjects covered in this Agreement are contained in it, and that each has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other than those contained in this Agreement.

     22. Restrictions Upon Funding. The Employer shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Executive or any successor-in-interest to Executive shall be and remain simply a general creditor of the Employer in the same manner as any other creditor having a general unsecured claim. For purposes of the Code, the Employer intends this Agreement to be an unfunded, unsecured promise to pay on the part of the

Employer. For purposes of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Employer intends that this Agreement not be subject to ERISA. If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of the Employer for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. At no time shall the Executive have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of the Employer. If the Employer elects to invest in a life insurance, disability or annuity policy upon the life of Executive, the Executive shall assist the Employer by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

     23. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

[Signature Page Follows]

[Signature Page to Employment Agreement]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above, to be effective as of the Effective Date.

EXECUTIVE:

/s/ James J. Giancola

James J. Giancola

EMPLOYER:

Midwest Banc Holdings, Inc.

By:	/s/ E. V. Silveri

E. V. Silveri, Chairman of the Board